Exhibit (g)(2)(ii)

EXHIBIT B
Fund Names
(updated October 8, 2021)
Separate Series of Starboard Investment Trust

Name of Series
AI Quality Growth ETF
AI Quality Dividend ETF
Adaptive Alpha Opportunities ETF
RH Tactical Economic ETF
RH Tactical Rotation ETF